Exhibit 10.1

WeTrade Group Inc

Service Contract

This employment contract is made between WeTrade Group Inc. (a company incorporated in Wyoming, United States of America, hereafter the “Company”) at the address of Room 519, 05/F Block T3, Qianhai Premier Finance Centre Unit 2, Guiwan Area, Nanshan District, Shenzhen, China 518000. and Ken, Tsang (Identity Card No.) (the “CFO”) at the address of Flat B, 38/F, Tower East, Chelsea Court, 100 Yong K Road, Tsuen Wan, Hong Kong. The Employer and the Employee understand and agree to observe the terms of employment set out in this employment contract. Both parties understand that this employment contract is governed by the laws of Hong Kong (collectively, the “Legislation”).

1.	This services contract shall be for 24 months commencing on December 13, 2023 (day/month/year) (the “Contractual Period”).

2.	The person shall be employed by the Company as Chief Financial Officer to work under this employment contract, and date of this employment contract shall be December 13, 2023 (day/month/year)).

3.	The total monthly director remuneration shall be USD$2,000 will be effective from December 13, 2023. All of these are payable in the equivalent amount of either in Hong Kong Dollars. Any variances are mainly due to fluctuation of currency exchange.

4.	The Company shall comply with the provisions of the Employee’ Compensation Ordinance. The Eomployee shall be entitled to the rights, benefits and protection provided under the Employee’ Compensation Ordinance.

5.	The Employee shall and takes the full responsibility for proactively declaring and paying personal income tax according to the requirements of the relevant tax authorities in Hong Kong.

6.	Either party may terminate this employment contract under the following circumstances:
(a) Resignation of Employee.

(b) Expiration of Employee services contract.

7.	The Company shall provide a copy of this Employee service contract signed by both parties to the Employee for his/her retention.

8.	Any variation, amendment, cancellation or addition to any terms of this service contract (including the Schedule) must not extinguish or reduce any right, benefit or protection conferred upon the Employee by this service contract, and must be duly signed by both parties, otherwise it shall be void. The Company shall provide a copy of the amendments duly signed by both parties to the Employee for retention.

9.	This contract is governed by and shall be interpreted in accordance with Hong Kong law and the Company and the Employee hereby submit to the non-exclusive jurisdiction of the Hong Kong courts in connection with any matters arising hereunder.

IN WITNESS THEREOF, the Parties have hereby duly executed this Agreement on December 13, 2023.

Signature of Employee	Signature of Company’s representative

Name: Ken, Tsang	Name: Li Cheng, Dong
ID No.:	Post: Chairman
Date: December 13, 2023	Date: December 13, 2023